Exhibit 99.1

INmune Bio Inc’s INB03 Inhibits Cell Migration, Tumor Growth, and Induces Innate Immune Response in Pre-clinical Models of Trastuzumab-Resistant HER2+ Breast Cancer

Study provides rational for use of INB03 and Lapatinib in INmune Bio’s upcoming Phase II trial and may offer new therapy for women with CNS metastasis from HER2+ breast cancer because both drugs cross blood brain barrier

LA JOLLA, Calif., May 11, 2020 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on  developing treatments that harness the patient’s innate immune system to fight disease, announced presentation of a study  demonstrating the combination of INB03 with lapatinib reverses resistance to therapy in trastuzumab resistant HER2+ breast cancer.  The work lays the groundwork for INmune Bio’s planned Phase II trial and, was chosen for an oral presentation at the New York Academy of Science Frontiers in Cancer Immunotherapy 2020 publication on Monday, 11 May.  Sophi Bruni, a doctoral student in the laboratory of Dr. Roxana Schillaci, in the Lab of Molecular Mechanisms, Instituto de Biología y Medicina Experimental-CONICET, Argentina will be presenting the work.

This presentation is part of the evolving body of work by Dr. Schillaci and her team in the role of soluble TNF in resistance to immunotherapies in cancer.  Dr. Schillaci previously reported that women with MUC4 expressing HER2+ breast cancers are resistant to trastuzumab and downregulation of MUC4 with INB03 reversed trastuzumab resistance. This work is part of a larger body of work looking at reversal of resistance to tyrosine kinase inhibitors in HER2+ breast cancer.

“Previous work by Dr. Schillaci suggests soluble TNF plays an important role in causing trastuzumab resistance in women with HER2+ breast cancer,” said RJ Tesi MD, Chief Executive Officer of INmune Bio. “This work provides the therapeutic combination that fits neatly into the standard-of-care and may benefit women with brain metastasis caused by HER2 positive breast cancer.”

“For the last two decades, trastuzumab administration as first line in HER2+ breast cancer has positively changed the prognosis of patients.  However, in the metastatic setting, this disease is still life-threatening.” said Dr. Schillaci. “Our previous work suggested MUC4 inhibited trastuzumab by steric hinderance.  This work shows the mechanism is more interesting and involves intracellular mechanisms.”

Dr. Schillaci’s work in defining the role of soluble TNF in trastuzumab resistance in women with HER2+ breast cancer is the basis for INMB’s planned Phase II trial in women with metastatic HER2+ breast cancer.

Today at 1:00PM EST a video of the presentation will be available which can be found on the Company’s YouTube channel by clicking here.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms.  The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is currently being developed for COVID-19 complications (Quellor™), cancer (INB03™), Alzheimer’s (XPro595), and NASH (LIVNate™). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer.  INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, LIVNate, DN-TNF and INKmune are still in clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. Our two platforms are beginning clinical trials and there cannot be any assurance of the success of this trial. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
DMoss@INmuneBio.com

Investor Contact:
James Carbonara (646) 755-7412
James@haydenir.com